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Exhibit 99

CONTACTS:		FOR IMMEDIATE RELEASE
Investors: Matt Maddox 702.699.5269	Media: Robert Stewart 702.699.5043

Park Place reports financial results
for first quarter of 2002

        Las Vegas, April 22, 2002—Park Place Entertainment Corporation (NYSE: PPE) today reported net income before a cumulative effect of accounting change of $40 million, or $0.13 per diluted share, for the quarter ended March 31, 2002. That compares to net income of $45 million, or $0.15 per diluted share, for the first quarter of 2001.

        Revenues were $1.158 billion for the first quarter of 2002, compared to $1.161 billion for the first quarter of 2001. Earnings before interest, taxes, depreciation, amortization, pre-opening expenses and non-recurring items (EBITDA) were $279 million for the first quarter of 2002, down from $315 million for the first quarter of 2001.

        In accordance with new national accounting standards established by the Financial Accounting Standards Board (FASB) that take effect this fiscal year, the company in the first quarter recorded a non-cash charge of $979 million to write down goodwill associated mainly with the 1996 acquisition of Bally Entertainment. Including the cumulative effect of this accounting change, results for the first quarter were a loss of $939 million, or $3.09 per diluted share.

        "Park Place posted strong first quarter results in the East and Mid-South, and began a significant recovery in Las Vegas," said President and Chief Executive Officer Thomas E. Gallagher. "In the Eastern Region, we reported record EBITDA of $97 million. In the Mid-South, we surpassed last year's first quarter results. And in Las Vegas, we recorded significant month-to-month increases in revenue and EBITDA.

        "We also continued significant reduction of debt. In the first quarter we paid down almost $100 million in debt, more than in all of last year. In April, we paid down an additional $120 million with the proceeds from the sale of our equity interest in Jupiters Limited," Gallagher said.

        In Atlantic City, including results from the Claridge Hotel and Casino (acquired in June 2001), Park Place reported a year-over-year EBITDA increase of 18 percent (15 percent excluding the Claridge). Unusually mild weather, coupled with successful strategic marketing initiatives, drove a $15 million increase over the first quarter of 2001.

        In Indiana, Mississippi and Louisiana, Park Place properties recorded a first quarter EBITDA increase of 4 percent over last year, led by a strong performance at Caesars Indiana and a 9 percent EBITDA increase for the three properties in the Tunica market.

        Park Place's Las Vegas results significantly improved throughout the quarter, as the year-over-year EBITDA gap declined from 53 percent in January to 16 percent in March.

        "We had a great first quarter in Atlantic City, Indiana and Tunica," said Wallace R. Barr, executive vice president and chief operating officer. "As our Biloxi and Las Vegas properties continue to gain momentum, our domestic properties should produce solid quarterly results throughout the balance of 2002."

        Also during the quarter, Park Place continued its disciplined use of capital. The company:

  •
  Paid down $99 million in debt using cash from operations—a greater debt reduction than in all of 2001.

  •
  Entered into an agreement to sell its equity interest in Jupiters Limited in Australia while retaining the management contract there. The transaction, which closed on April 17, returned $120 million in gross proceeds to the company, which have been used to further reduce debt.

  •
  Made new unit capital expenditures of $27 million. The majority of new project capital was invested in the Colosseum at Caesars Palace in Las Vegas and in the connector between Bally's Atlantic City and the Claridge in Atlantic City.

  •
  Issued $375 million of 7 7/8 percent senior subordinated notes to repay $300 million in 7 3/8 percent senior notes which mature in June 2002. Due to investor demand, the new issue was increased in size from a planned $300 million.

        "The first quarter demonstrated the significant free cash flow potential of Park Place Entertainment," said Executive Vice President and Chief Financial Officer Harry C. Hagerty. "We will endeavor to enhance that potential at every opportunity. We are carefully reviewing existing and future investments to be sure we are getting the best possible returns. Pending the development of attractive new projects with superior financial characteristics, we will continue to apply excess funds toward debt reduction.

        "Just as important," Hagerty added, "we are continuing the detailed review of our entire operations we began last year to capture systematic and sustained improvements in operating efficiencies. Our long-term goals are the best possible returns on revenues and the best possible returns on capital."

New Accounting Standards for Goodwill

        During the quarter, the company ceased amortizing goodwill, in compliance with the provisions of Statement of Financial Accounting Standards 142, "Goodwill and Other Intangible Assets." The new standard became effective for Park Place on January 1, 2002 and requires changes in the treatment of goodwill and other intangible assets on a going-forward basis.

        In accordance with SFAS 142, an independent appraisal of the relevant assets was performed, resulting in a non-cash charge of $979 million to write down the value of goodwill carried on the company's books. The majority of the write down relates to goodwill associated with the 1996 acquisition of Bally Entertainment by Hilton Hotels Corporation, from which Park Place was spun off in 1998.

        Results for the first quarter of 2001 included $12 million of goodwill amortization. For comparative purposes, net income in the first quarter of 2001 would have been $57 million, or $0.19 per share excluding this goodwill amortization.

Eastern Region

        The Eastern Region properties posted significant gains in the first quarter of 2002 compared to the first quarter of 2001. The region generated $97 million of EBITDA—a first quarter record—in the first quarter of 2002 compared to $82 million in the prior-year quarter. The 2002 results include the contribution of the Claridge Hotel and Casino acquired in June 2001.

        Bally's Atlantic City produced EBITDA of $40 million in the first quarter of 2002 versus $35 million in the first quarter of 2001. Table game win was up approximately 10 percent and slot win was essentially unchanged versus last year's first quarter results.

        EBITDA at Caesars Atlantic City improved approximately 21 percent in the first quarter of 2002 to $40 million compared to $33 million in 2001. A 14 percent increase in slot handle, a 7 percent increase in table play and a one percentage point higher table hold drove this $7 million increase.

        The Atlantic City Hilton generated $12 million in EBITDA in the first quarter of 2002, flat with last year's first quarter results. The Atlantic City Hilton experienced a one percent improvement in slot handle and a two percent increase in table game drop during the quarter. However table hold was more than two percentage points lower than last year, causing EBITDA to be flat with the prior year.

        "The Eastern Region properties continued to focus on strategic database management, customer loyalty programs, creative marketing initiatives and cost control. All these things, coupled with excellent weather in the northeast, were strong catalysts for the quarter," said Barr.

Western Region

        The Western Region reported $105 million in EBITDA for the first quarter of 2002 compared to $152 million for the first quarter of 2001. The shortfall was primarily due to weak results early in the quarter coupled with a two percentage point decline in table hold versus last year's first quarter. The company experienced significant increases in hotel occupancy, average daily rate and gaming volumes as the quarter progressed. In March the company reported 98 percent occupancy in Las Vegas with average daily rates at approximately 99 percent of last year's rates.

        Paris/Bally's Las Vegas reported EBITDA of $46 million in the first quarter of 2002 versus $59 million in the first quarter of 2001. The decline is primarily attributable to a three percentage point decline in table hold versus last year. Paris/Bally's Las Vegas had a strong March generating $22 million in EBITDA versus $22 million last year.

        Caesars Palace reported EBITDA of $17 million during the first quarter of 2002, down from last year's $31 million. The shortfall was primarily due to sports book losses associated with the Super Bowl, lower table game win and severance charges. In addition, the property is undergoing extensive expansion and is experiencing business disruption from ongoing construction at two Strip entrances.

        Flamingo Las Vegas produced $22 million in EBITDA for the quarter compared to $29 million last year. The property continued to gain momentum throughout the quarter reporting approximately $12 million in EBITDA in March, equal to the monthly results for March 2001.

        Other Nevada properties (Las Vegas Hilton, Reno Hilton, Caesars Tahoe and Flamingo Laughlin) on a combined basis reported $20 million in EBITDA for the first quarter of 2002. That compares to $33 million in EBITDA for the first quarter of 2001, which also included results from the Flamingo Reno, which was sold in the fourth quarter of 2001.

Mid-South Region

        For the first quarter of 2002, the Mid-South Region generated total EBITDA of $70 million, compared to $67 million in EBITDA in the first quarter of 2001. Caesars Indiana recorded a 27 percent year-over-year increase in quarterly EBITDA. The company's EBITDA results in Tunica were up approximately 9 percent compared to last year. However, the Biloxi market continued to experience competitive pressure during the quarter, which in part caused the $3 million decrease in EBITDA at Grand Biloxi.

        Caesars Indiana reported a 27 percent improvement in EBITDA, to $19 million, in the first quarter of 2002 compared to the prior year. The increase was driven primarily by the addition of the new 500-room hotel that opened in late August 2001. Additional visitation to the property resulted in a 19 percent increase in table game drop and a 31 percent increase in slot handle.

        On the Gulf Coast, Grand Gulfport posted EBITDA of $12 million in the first quarter, equal to the first quarter of 2001. The property experienced increases in slot and table volumes. However, the increased revenues were offset by higher operating expenses.

        Grand Biloxi generated $13 million in EBITDA in the first quarter, compared to $16 million for the first quarter of 2001. Increased gaming volumes were offset by the costs of enhanced marketing programs used to attract more customers as well as a two percentage point decline in table hold.

        For the first quarter of 2002, EBITDA at Grand Tunica was $13 million, equal to last year's results. EBITDA at the company's two other Tunica properties, Bally's Tunica and Sheraton Tunica, was up $2 million from the year-ago quarter.

International

        On a combined basis, EBITDA from the international properties was $24 million for the first quarter of 2002 compared to $26 million in the prior year. The Punta del Este property in Uruguay posted strong results despite its dependence on the Argentine market.

Corporate Items

        For the quarter ended March 31, 2002, Park Place Entertainment invested $27 million in selected growth capital projects, primarily related to the Colosseum project at Caesars Palace in Las Vegas and the Claridge/Bally's connector in Atlantic City.

        The company paid down $99 million in debt during the quarter with the excess cash flows it generated. In addition, the company entered into an agreement to sell its 48 million founders shares in Jupiters Limited in February 2002. The transaction closed in mid-April and gross proceeds of $120 million were recently paid to the company. The proceeds from the sale have been used to further reduce borrowings under the company's credit facilities.

        In partnership with Mandalay Resort Group, Park Place announced a licensing agreement with Stephens Media Group for the development of an all-new LasVegas.com website, already one of the most popular online city sites on the Internet. Under the agreement, Park Place and Mandalay have created a jointly operated and equally owned company, LasVegas.com, LLC that will exclusively license the LasVegas.com site from its owner, Stephens Media Group. This venture will enable Park Place to develop additional online sales channels for its resort, dining and entertainment products and create a wider variety of customized offerings for its customers.

        Park Place Entertainment is the world's largest gaming company. Park Place owns, manages or has an interest in 28 gaming properties operating under the Caesars, Bally's, Flamingo, Grand Casinos, Hilton and Paris brand names with a total of approximately two million square feet of gaming space, more than 28,000 hotel rooms and 55,000 employees worldwide.

        Additional information on Park Place Entertainment can be accessed through the company's 24-hour investor relations service. Individuals may call toll-free 877-PPE-NYSE (877-773-6973) or visit www.parkplace.com to obtain the latest company news and stock price information, or to request information by email, fax or postal mail delivery.

        NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities law and intended to qualify for the safe harbor from liability provided there under. All statements which are not historical statements of fact are "forward-looking statements" for purposes of these provisions and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include all financial projections, including projections of revenue, market share, earnings, or free cash flow, statements of management's plans, objectives or expectations of future economic performance, statements regarding new products or services, statements of belief, and statements regarding anticipated construction, development, or acquisition. Additional information concerning potential risk factors that could affect the company's future performance are described from time to time in the company's reports filed with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended December 31, 2001. This report may be viewed free of charge at the following website: www.sec.gov. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

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Financial tables follow

PARK PLACE ENTERTAINMENT
Summary Income Statement
(Amounts in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2002	2001
Net revenue	$1,158	$1,161
Operating costs and expenses	862	834
Depreciation and amortization	120	131

Operating profit before corporate expense	176	196
Corporate expense	17	12

Operating income	159	184
Net interest expense	89	104

Income before taxes, minority interest and cumulative effect of accounting change	70	80
Income tax provision	28	34
Minority interest, net	2	1

Income before cumulative effect of accounting change	40	45
Cumulative effect of accounting change, net of tax	(979)	—

Net income (loss)	$(939)	$45

Net income (loss) per share
Basic	$(3.11)	$0.15
Diluted	$(3.09)	$0.15
Net income (loss) per share before cumulative effect of accounting change
Basic	$0.13	$0.15
Diluted	$0.13	$0.15
Weighted average shares outstanding
Basic	302	298
Diluted	304	302

PARK PLACE ENTERTAINMENT
Property Operating Information
(Amounts in millions)
(unaudited)

	Revenues		EBITDA(1)
	Three Months Ended March 31,		Three Months Ended March 31,
	2002	2001	2002	2001
WESTERN REGION
Paris/Bally's	$161	$181	$46	$59
Caesars Palace	112	127	17	31
Flamingo Las Vegas	70	77	22	29
Other	137	169	20	33

	480	554	105	152
EASTERN REGION
Bally's Atlantic City	128	123	40	35
Caesars Atlantic City	124	112	40	33
Atlantic City Hilton	68	68	12	12
Other	37	2	5	2

	357	305	97	82
MID-SOUTH REGION
Grand Biloxi	59	59	13	16
Grand Tunica	56	55	13	13
Caesars Indiana	68	53	19	15
Grand Gulfport	48	45	12	12
Other	53	50	13	11

	284	262	70	67
INTERNATIONAL	37	40	24	26
CORPORATE	—	—	(17)	(12)

TOTAL	$1,158	$1,161	$279	$315

(1)
EBITDA is earnings before interest, taxes, depreciation and amortization, pre-opening expense and non-recurring items.

PARK PLACE ENTERTAINMENT
Statistical Highlights

	Three Months Ended March 31,
	2002	2001
WESTERN REGION
Average Daily Rate	$94	$98
Occupancy Percentage	89%	92%
Table Hold Percentage	14%	16%
EASTERN REGION
Average Daily Rate	$80	$85
Occupancy Percentage	96%	96%
Table Hold Percentage	16%	15%
MID-SOUTH REGION
Average Daily Rate	$57	$56
Occupancy Percentage	90%	91%
Table Hold Percentage	16%	17%
INTERNATIONAL
Average Daily Rate	$85	$87
Occupancy Percentage	66%	73%
Table Hold Percentage	16%	16%

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Park Place reports financial results for first quarter of 2002